UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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priceline.com Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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priceline.com®

April 29, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of priceline.com Incorporated (the “Company”) to be held at 2:00 p.m. on Wednesday, June 1, 2005 at The Norwalk Inn and Conference Center, 99 East Avenue, Norwalk, Connecticut 06851.

At the Annual Meeting, stockholders will be asked to (i) elect nine Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  The accompanying Notice of 2005 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible.  Your stock will be voted in accordance with the instructions you have given in your proxy card.  You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.  All stockholders who attend the meeting will be required to present valid picture identification, such as a driver’s license or a passport.  We hope you are able to join us on June 1.

Sincerely,

/s/ Ralph M. Bahna

Ralph M. Bahna
Chairman of the Board

IMPORTANT

A proxy card is enclosed.  We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States.  Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 1, 2005

To the Stockholders of priceline.com Incorporated:

We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the “Company”) will be held on Wednesday, June 1, 2005 at 2:00 p.m. local time at The Norwalk Inn and Conference Center, 99 East Avenue, Norwalk, Connecticut 06851 for the following purposes:

•                  To elect nine Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

•                  To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for our fiscal year ending December 31, 2005.

•                  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 20, 2005 as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

/s/ Peter J. Millones

Peter J. Millones
Executive Vice President, General Counsel
and Corporate Secretary

Norwalk, Connecticut

April 29, 2005

All Stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PRICELINE.COM INCORPORATED

PROXY STATEMENT

TABLE OF CONTENTS

PROXY STATEMENT
General

Solicitation

Voting Rights and Outstanding Shares; Approval

Revocability of Proxies

Stockholder Proposals

PROPOSAL 1: ELECTION OF DIRECTORS
Board Committees and Meetings

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Beneficial Ownership Reporting Compliance

DIRECTOR AND EXECUTIVE COMPENSATION
Compensation of Directors

Compensation of Executive Officers

Summary Compensation Table

Option Grants in Last Fiscal Year

Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

Other

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

PERFORMANCE MEASUREMENT COMPARISON

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDITOR INDEPENDENCE

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

STATEMENT OF CORPORATE GOVERNANCE

OTHER MATTERS

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 1, 2005

General

The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated (“we,” “priceline.com” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 1, 2005, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Norwalk Inn and Conference Center, 99 East Avenue, Norwalk, Connecticut 06851.  We intend to mail this proxy statement and accompanying proxy card on or about May 2, 2005 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common stock.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials.  Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person.  We will not additionally compensate directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares; Approval

Only stockholders of record at the close of business on April 20, 2005 will be entitled to notice of and to vote at the Annual Meeting.  At the close of business on April 20, 2005, 39,246,660 shares of common stock were outstanding and entitled to vote.  Each holder of record of common stock on April 20, 2005 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Stockholders who are present at the Annual Meeting in person or by proxy and who abstain and proxies relating to shares held in “street name” that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present.  Abstentions will have the same effect as votes against the proposals and broker non-votes will not be counted for any purpose in determining whether the proposals have been approved.  A majority of the outstanding shares of common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.  The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends a vote FOR each of the Board of Director’s nominees and FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted.  Proxies may be revoked by any of the following actions:

•            filing a written notice of revocation with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

•            filing with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

•            attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Stockholder Proposals

Stockholders who, in accordance with SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual meeting must submit their proposals to our Secretary on or before January 2, 2006.

In order for proposals to be properly brought before the 2006 Annual Meeting in accordance with our By-laws (and not pursuant to SEC’s Rule 14a-8), a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary not less than 60 nor more than 90 days prior to the first anniversary of the date of this year’s Annual Meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our By-laws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than March 3, 2006 and no later than April 2, 2006.

Proposal 1

Election of Directors

In accordance with the Company’s Bylaws, the Board of Directors has fixed, effective June 1, 2005, the number of Directors constituting the entire Board of Directors at nine.  The Board of Directors has proposed that the following nine nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: Jeffery H. Boyd, Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, James M. Guyette, Dominic Kai Ming Lai, Nancy B. Peretsman, Craig W. Rydin and Ian F. Wade. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees.  Although the Board of Directors anticipates that the nine nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.  If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal.  Each person nominated for election has agreed to serve if elected.  Management has no reason to believe that any nominee will be unable to serve.

The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, shall be elected Directors.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.  The Board of Directors recommends a vote FOR Proposal 1.

Set forth below is biographical information for each person nominated to serve as a Director of the Company.

Jeffery H. Boyd, age 48, has served as a Director of priceline.com since October 2001.  Mr. Boyd has been President of priceline.com since May 2001 and Chief Executive Officer since November 2002.  Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002.  He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000.  In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

Ralph M. Bahna, age 62, has served as a Director of priceline.com since July 1998 and Chairman of the Board of Directors since April 8, 2004.  Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club QuartersTM.  Club Quarters are private, city-center facilities designed for the business travelers of cost conscious organizations.  Since 1993, Mr. Bahna has served as the Chairman of Club QuartersTM.  From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.  Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

Howard W. Barker, Jr., age 58, has served as a Director of priceline.com since January 2003.  Mr. Barker was a partner of the auditing firm KPMG LLP from July 1982 until September 2002, when he retired.  He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants.  He currently serves as a member of the Board of Directors of Medco Health Solutions, Inc. where he chairs its Audit Committee and is a member of its Compensation Committee.  He also served as Treasurer and a member of the Board of Directors of Senior Services of Stamford and served as President and a member of the Board of Directors of the Volunteer Center of Fairfield County, Connecticut from 1990 to 1996 and member of the Board of Directors of the Darien United Way and Person to Person from 1997 to 1999 and 1998 to 2000, respectively.

Jeffrey E. Epstein, age 48, has served as a Director of priceline.com since April 2003.  Mr. Epstein has been a member of the Board of Directors of Revonet, Inc., a Business-to-Business marketing services company, since January 2004 and Chairman of the Board of Directors since January 2005.  Mr. Epstein was President and Chief Executive Officer of Revonet from June 2004 until December 2004.  Mr. Epstein was the Senior Vice President and Chief Financial Officer of VNU’s Media Measurement and Information (MMI) Group, whose businesses include Nielsen Media Research, from March 2002 until December 2003.  From March 1998 to February 2002, Mr. Epstein held senior management positions with DoubleClick, a provider of multi-channel marketing solutions, including Chief Financial Officer.

James M. Guyette, age 60, has served as a Director of priceline.com since November 2003.  Mr. Guyette is currently President and Chief Executive Officer of Rolls-Royce North America Inc., a world-leading supplier of power systems to the global aerospace, defense, marine and energy markets, a position he has held since 1997.  Prior to joining Rolls-Royce, Mr. Guyette was Executive Vice President – Marketing and Planning for United Airlines.  He held a number of other senior roles in his nearly 30 years with the carrier.  Mr. Guyette serves on the boards of Rolls-Royce plc, Pembroke Group, International Aero Engines and PrivateBancorp Inc.  He is Director of the Wings Club, a member of the Board of Governors for the Aerospace Industries Association and was a founding member, and is currently Treasurer of the Aviation Safety Alliance.

Dominic Kai Ming Lai, age 51, is one of Hutchison Whampoa Limited’s two representatives on priceline.com’s Board of Directors, a position he has held since July 2001.  Mr. Lai is an Executive Director of Hutchison Whampoa Limited, and the Deputy Chairman of Hutchison Harbour Ring Limited and Hutchison Global Communications Holdings Limited and a director of Hutchison Telecommunications (Australia) Limited.  Hutchison Whampoa Limited has the right to select two representatives to serve as members of priceline.com’s Board of Directors.

Nancy B. Peretsman, age 51, has served as a Director of priceline.com since February 1999.  Ms. Peretsman has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank, since June 1995.  Prior to joining Allen & Company, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director from 1990 to 1995.  Ms. Peretsman serves on the Board of Directors for several private companies.  She is Vice Chairman of the Board of The New School, a Trustee of the Institute of Advanced Study, and has served for fourteen years on the Board of Trustees of Princeton University, and is currently an Emerita Trustee.

Craig W. Rydin, age 53, has served as a Director of priceline.com since January 25, 2005.  Mr. Rydin has been Chairman of the Board of Directors of The Yankee Candle Company, Inc. since February 2003, and its Chief Executive Officer and a director since April 2001.  Prior to joining Yankee Candle, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company, a position he held from 1998 to 2001. From 1996 to 1998, Mr. Rydin served as the President of the Godiva Chocolatiers division of

Campbell. Prior to his position with Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell.

Ian F. Wade, age 65, is one of Hutchison Whampoa Limited’s two representatives on priceline.com’s Board of Directors, a position he has held since February 2001.  Since March 1982, Mr. Wade has been Group Managing Director of A.S. Watson & Co., Limited, the retail and manufacturing unit of Hutchison Whampoa Limited.  Mr. Wade sits on the boards of directors of a number of privately held companies and institutions, including the Board of the Community Chest of Hong Kong and the Hong Kong Red Cross Advisory Committee.  Hutchison Whampoa Limited has the right to select two representatives to serve as members of priceline.com’s Board of Directors.

Set forth below is biographical information for executive officers of the Company (each an “executive officer”), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

Thomas P. D’Angelo, age 45, has been Chief Accounting Officer and Controller since May 2003.  Mr. D’Angelo was Senior Vice President, Finance and Controller of priceline.com from October 1997 until May 2003.  From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency.  Mr. D’Angelo has spent the last 25 years in the travel industry holding various financial management positions with travel management companies.

Brett Keller, age 37, has been Chief Marketing Officer of priceline.com since January 2002.  He previously served as Senior Vice President, Marketing of priceline.com and in other positions from February 1999 through December 2001.  From 1997 to 1999, Mr. Keller served as Director of Online Travel at Cendant.

Peter J. Millones, age 35, is Executive Vice President, General Counsel and Corporate Secretary of priceline.com.  Mr. Millones has been General Counsel and Corporate Secretary of priceline.com since January 2001.  He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001.  From September 1995 through March 2000, Mr. Millones was with the law firm of Latham & Watkins.

Robert J. Mylod Jr., age 38, has been the Chief Financial Officer of priceline.com since November 2000.  From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a privately held e-commerce company and a licensee of priceline.com.  From January 1999 to May 2000, Mr. Mylod held several different positions within priceline.com’s finance department, including Senior Vice President, Finance.  Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts.  Mr. Mylod is on the board of directors of EverBank Financial Corp.

Ronald V. Rose, age 54, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor’s, a financial services company, including Chief Technology Officer of Retail Markets.  While at Standard & Poor’s, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

Christopher L. Soder, age 45, has been the Executive Vice President, Travel Services since March 2005 and had been Executive Vice President, Lodging and Vacation Products since July 2002.  From February 2000 to July 2002, Mr. Soder was President of priceline.com’s hotel service.  Before joining priceline.com, Mr. Soder was Western Region Vice President, Business Markets, for AT&T, where he was responsible for the company’s complete technology portfolio sales to over 20,000 business customers across a 10-state region.

Board Committees and Meetings

During 2004, the Board of Directors held ten meetings.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted written charters for each of these committees.

The Audit Committee of the Board of Directors consists of Howard W. Barker, Jr., Jeffrey E. Epstein and Patricia L. Francy.  Mr. Barker is Chairman of the Audit Committee.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that Mr. Barker is an “audit committee financial expert,” as defined by SEC rules.  The Audit Committee’s responsibilities include, among other things, reviewing priceline.com’s financial statements and accounting practices, overseeing the Company’s relationship with the independent registered public accounting firm, including, without limitation, making all decisions relating to appointing, determining funding for and overseeing the independent registered public accounting firm, and reviewing the results and scope of the audit and other services provided by priceline.com’s independent registered public accounting firm.  A copy of the Audit Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Audit Committee met twelve times in 2004.

The Compensation Committee of the Board of Directors consists of Messrs. Jeffrey E. Epstein, Marshall Loeb and James M. Guyette.  Mr. Epstein is Chairman of the Compensation Committee.  Each member of the Compensation Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The Compensation Committee’s responsibilities include, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company’s Chief Executive Officer, reviewing and approving the compensation of all other “executive officers” of the Company, administering priceline.com’s employee benefit plans and making recommendations to the Board of Directors with respect to the Company’s incentive compensation plans.  A copy of the Compensation Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Compensation Committee met seven times in 2004.

Priceline.com’s Board of Directors established a Nominating Committee in January 2004 and, in April 2004, gave the committee additional responsibility for oversight of corporate governance matters.  The Nominating and Corporate Governance Committee consists of Messrs. James M. Guyette, Howard W. Barker, Jr. and Ralph M. Bahna and Ms. Patricia L. Francy.  Mr. Guyette is Chairman of the Nominating and Corporate Governance Committee.  Each member of the Nominating and Corporate Governance Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The primary purposes of the Nominating and Corporate Governance Committee are to, among other things, recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in the Company’s Corporate Governance Principles, and to take a leadership role in shaping the corporate governance of priceline.com, including developing, recommending to the Board of Directors and reviewing on an ongoing basis the corporate governance principles and practices that should apply to priceline.com.  The committee is also responsible for designing the process for the annual self-evaluation of the Board of Directors and makes recommendations to the Board of Directors concerning the structure and membership of the other board committees.  A copy of the Nominating and Corporate Governance Committee’s Charter and the Company’s Corporate Governance Principles, which are included in this proxy statement, are available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Nominating and Corporate Governance Committee met seven times in 2004.

During 2004, other than Messrs. Ip, Lai and Wade, each member of the Board of Directors attended 75% or more of the meetings held by the Board of Directors and each committee member attended 75% or more of the meetings held by the committees on which he or she served.  Mr. Ip is not standing for re-election to the Board of Directors at the Company’s annual meeting of stockholders.  The Company expects directors to make every effort to attend the Company’s annual meeting of stockholders.  Eight of the eleven members of the Company’s Board of Directors attended priceline.com’s 2004 annual meeting of stockholders.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 31, 2005 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company’s common stock; (2) each Director of priceline.com; (3) priceline.com’s Chief Executive Officer and each of its other four most highly compensated executive officers; and (4) all executive officers and Directors as a group.  The percentage of shares owned is based on 39,241,233 shares outstanding as of March 31, 2005.

	SHARES BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT

Jeffery H. Boyd (b)	685,306	1.73%
Ralph M. Bahna (c)	74,086	*
Howard W. Barker, Jr.(d)	6,721	*
Jeffrey E. Epstein (e)	6,350	*
Patricia L. Francy (f)	6,350	*
James M. Guyette (g)	4,666	*
Edmond Tak Chuen Ip (h)	12,754,530	32.48%
Dominic Kai Ming Lai (i)	6,383,329	16.26%
Marshall Loeb (j)	17,836	*
Nancy B. Peretsman (k)	69,291	*
Craig W. Rydin	2,000	*
Ian F. Wade (i)	6,383,329	16.26%
Robert J. Mylod Jr. (l)	320,761	*
Ronald V. Rose (m)	230,302	*
Peter J. Millones (n)	104,043	*
Chris Soder (o)	129,721	*
Cheung Kong (Holdings) Limited (h)	12,754,530	32.48%
Hutchison Whampoa Limited (i)	6,383,329	16.26%
PAR Investment Partners, L.P. (p)	3,702,738	9.44%
Prince Alwaleed Bin Talal Abdulaziz Al Saud (q)	1,993,567	5.08%
All directors and executive officers as a group (18 persons) (r)	14,619,641	36.04%

*   Represents beneficial ownership of less than one percent.

(a)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Stock options that are currently exercisable or exercisable within 60 days after March 31, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such stock options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Shares of restricted stock are deemed to be issued and outstanding.

(b)         Includes 459,719 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(c)          Includes 25,669 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(d)         Includes 4,721 shares that Mr. Barker has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(e)          Includes 4,350 shares that Mr. Epstein has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(f)            Includes 4,350 shares that Ms. Francy has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(g)         Includes 1,666 shares that Mr. Guyette has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(h)         Includes (1) 2,924,437 shares held by Prime Pro Group Limited and 3,437,969 shares held by Potton Resources Limited, each of which is an indirect wholly owned subsidiary of Cheung Kong (Holdings) Limited; (2) 8,795 shares that Mr. Ip, an Executive Director of Cheung Kong (Holdings) Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005;  (3) 2,924,437 shares held by Forthcoming Era Limited and 3,437,969 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (4) 8,795 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005; and (5) 12,128 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.  Cheung Kong (Holdings) Limited is a 49.97% shareholder of Hutchison Whampoa Limited.  Each of Cheung Kong (Holdings) Limited, Potton Resources Limited and Prime Pro Group Limited disclaims beneficial ownership of the shares referred to in clauses (3) through (5) above.  Mr. Ip disclaims beneficial ownership of the shares referred to in clauses (1), (3), (4) and (5) above, except to the extent of his pecuniary interest therein.  The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

(i)             Includes (1) 2,924,437 shares held by Forthcoming Era Limited and 3,437,969 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (2) 8,795 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005; and (3) 12,128 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.  Each of Mr. Lai and Mr. Wade disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited, Potton Resources Limited, Mr. Ip and one another except to the extent of his pecuniary interest therein.  The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

(j)             Includes: (1) 166 shares held by an immediate family member of Mr. Loeb; (2) 5,208 shares subject to vested options which are held by Mr. Loeb’s daughter, as to which Mr. Loeb disclaims beneficial ownership; and (3) 10,461 shares that Mr. Loeb has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(k)          Does not include: (1) 1,301 shares held by Allen & Company Incorporated for the benefit of certain members of Ms. Peretsman’s family; (2) 100,000 shares held by the NP 2003 Family Trust; and (3) 5,555 shares held by a foundation for which Ms. Peretsman serves as a trustee.  Includes: 15,669 shares that Ms. Peretsman has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.  Allen & Company Incorporated disclaims beneficial ownership of the shares and options referred to above.

(l)             Includes 168,053 shares that Mr. Mylod has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(m)       Includes 205,785 shares that Mr. Rose has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(n)         Includes 87,035 shares that Mr. Millones has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(o)         Includes 109,721 shares that Mr. Soder has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2005.

(p)         According to Form 13G/A, dated December 31, 2004 and filed with the Securities and Exchange Commission on February 14, 2005 by PAR Capital Management Inc., PAR Group L.P. and PAR Investment Partners, L.P.  The address for PAR Capital Management Inc., PAR Group L.P. and PAR Investment Partners, L.P. is One International Place, Suite 2401, Boston, MA  02110.

(q)         According to Form 13G, dated September 18, 2001 and filed with the Securities and Exchange Commission on September 28, 2001 (and after giving effect to the June 2003 one-for-six stock split) by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud.  The address of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

(r)            Includes shares beneficially owned by all Directors and executive officers of priceline.com, including the named executive officers, as a group.

The address of all Directors, officers and other individual stockholders (except as otherwise set forth herein) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company.  Officers, Directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

Director and Executive Compensation

Compensation of Directors

Directors who are also employees of priceline.com receive no additional compensation for serving on the Board of Directors.

• Non-employee Directors.  Non-employee Directors receive an annual retainer of $25,000 and an annual grant of 8,000 stock options that vest over three years.  In addition, non-employee Directors receive a grant of 8,000 stock options at the time they join the Board of Directors.  The Board of Directors has set February 1st of each year as the date for the annual grant of stock options to directors.

• “Independent” Directors.  On the first business day following the Company’s 2004 Annual Meeting of Stockholders, each of the Company’s “independent” directors, as determined by the Company’s Board of Directors within the meaning of the applicable requirements of the Nasdaq Stock Market, received a one-time grant of 2,000 shares of priceline.com restricted common stock.  Five hundred shares of the restricted common stock will vest on each of the four anniversaries of the date of grant, if the director is on the Company’s Board of Directors on such vesting date.  The vesting of the shares of restricted common stock will accelerate if, among other things, the director is not re-nominated for election to the Board of Directors or if the Director retires after the age of 65 or becomes disabled.  The Company requires that all “independent” Directors hold at least 2,000 shares of priceline.com common stock (unrestricted or restricted) while they are members of the Company’s Board of Directors.  In addition, each “independent” Director will receive a grant of 2,000 shares of restricted common stock at the time they join the Board of Directors.

• Committees.  The Chairperson of the Company’s Audit Committee receives a retainer of $12,500 a year and the Chairperson of the Company’s Compensation Committee and Nominating and Corporate Governance Committee each receive a retainer of $3,500 a year.  The Chairperson of the Audit Committee was paid a $5,000 bonus in January 2005 in recognition of work performed during 2004.  Effective January 1, 2004, each director receives a fee of $1,250 for each committee meeting attended.

• Chairman of the Board.  On April 22, 2004, Ralph Bahna, the Company’s Chairman of the Board, received a grant of 10,000 stock options that vested pro rata from April 22, 2004 through December 31, 2004.  Effective January 1, 2005, the Company’s Chairman of the Board, in addition to compensation received as a director, receives an annual fee of $25,000 and an annual grant of 8,000 stock options that vest over a three year period.

The Company reimburses non-employee Directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings.

Compensation of Executive Officers

The following table shows compensation earned during fiscal 2002, 2003 and 2004 by our Chief Executive Officer during fiscal 2004 and the next four most highly-compensated executive officers serving at the end of fiscal 2004.  These people are referred to as the “named executive officers.”  Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2004.

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	RESTRICTED STOCK AWARDS ($)(a)		NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	ALL OTHER COMPENSATION ($)(b)
	2004	300,380	300,000	—		150,000	1,493
Jeffery H. Boyd, President	2003	300,380	61,458	1,014,000	(c)	50,000	450
and Chief Executive Officer	2002	300,000	—	—		83,333	—

	2004	300,507	228,000	—		100,000	270
Robert J. Mylod Jr.,	2003	300,380	61,458	676,000	(d)	33,333	270
Chief Financial Officer	2002	300,000	—	—		—	—

	2004	300,507	126,000	—		50,000	690
Ronald V. Rose,	2003	300,380	61,458	—		20,833	690
Chief Information Officer	2002	300,000	—	—		—	—

Christopher L. Soder,	2004	271,992	200,000	—		100,000	405
Executive Vice President - Travel	2003	241,952	61,458	—		—	270
Services (e)	2002	225,000	—	—		33,333	—

Peter J. Millones,	2004	250,380	126,000	—		50,000	216
Executive Vice President,	2003	241,952	49,503	—		20,833	192
General Counsel	2002	225,000	—	—		—	—

(a)                                  Represents the dollar value of May 2003 grants of restricted common stock calculated by multiplying the closing market price of the Company’s unrestricted common stock on the date of grant by the number of shares granted.  Of the 50,000 and 33,333 shares of restricted common stock granted to Mr. Boyd and Mr. Mylod in May 2003, respectively, 12,500 and 8,333, respectively, had vested as of December 31, 2004.  No dividends have been paid on shares of restricted common stock.

(b)                                 Represents the imputed value of group term life insurance in excess of $50,000.  For Mr. Boyd, this figure also includes the value of legal services provided to Mr. Boyd and reimbursed by the Company pursuant to the terms of his original employment agreement in connection with the re-negotiation of that agreement and the execution of a new employment agreement in February 2005.

(c)                                  At December 31, 2004, Mr. Boyd held 37,500 unvested shares of restricted common stock having an aggregate value at December 31, 2004 of $884,625.  12,500 shares of the restricted common stock vest on each of May 7, 2005, 2006 and 2007.  All or a portion, depending on the circumstances, of the shares are subject to accelerated vesting upon a termination for “good reason,” as such term is used in Mr. Boyd’s employment agreement dated February 7, 2005.

(d)                                 At December 31, 2004, Mr. Mylod held 25,000 unvested shares of restricted common stock having an aggregate value at December 31, 2004 of $589,750.  8,333 shares of the restricted common stock vest on each of May 7, 2005, 2006 and 2007.  All or a portion, depending on the circumstances, of the shares are subject to accelerated vesting upon a termination for “good reason,” as such term is used in Mr. Mylod’s employment agreement.

(e)                                  Mr. Soder was promoted to Executive Vice President - Travel Services in March 2005.

The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2004 to the named executive officers.

Option Grants in Last Fiscal Year

	INDIVIDUAL GRANTS
	NUMBER OF SECURITIES UNDERLYING OPTIONS	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN	EXERCISE OR BASE	EXPIRATION	POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM ($)(a)
Names	GRANTED (#)(b)	FISCAL YEAR	PRICE ($/SH)	DATE	5%	10%

Jeffery H. Boyd	150,000	9.0%	18.78	2/6/2014	1,771,596	4,489,573

Robert J. Mylod Jr.	100,000	6.0%	18.78	2/6/2014	1,181,064	2,993,048

Ronald V. Rose	50,000	3.0%	18.78	2/6/2014	590,532	1,496,524

Christopher L. Soder	100,000	6.0%	18.78	2/6/2014	1,181,064	2,993,048

Peter J. Millones	50,000	3.0%	18.78	2/6/2014	590,532	1,496,524

(a)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(b)         One-third of the shares underlying the options vest and are exercisable one year after the date of grant and the remaining shares underlying the options vest and are exercisable pro rata each month thereafter through February 6, 2007.

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2004, and the fiscal year-end value of stock options, held by the named executive officers.

Aggregated Option Exercises in 2004 and

Fiscal Year-End Option Values

	SHARES ACQUIRED	VALUE	NUMBER OF SHARES UNDERLYING UNEXERCISED OPTIONS AT 12/31/04 (#)	VALUE OF UNEXERCISED IN- THE-MONEY OPTIONS AT 12/31/04 ($) (a)
Names	ON EXERCISE (#)	REALIZED ($) (b)	EXERCISABLE/ UNEXERCISABLE	EXERCISABLE/ UNEXERCISABLE
Jeffery H. Boyd	—	—	378,701/192,131	675,207/967,623

Robert J. Mylod Jr	—	—	121,758/115,741	805,727/533,103

Ronald V. Rose	—	—	182,058/57,524	869,006/358,401

Christopher L. Soder	—	—	63,425/107,408	384,643/548,191

Peter J. Millones	—	—	63,308/57,524	420,089/358,401

(a)                                  Assumes a fiscal year-end market price of $23.59 per share.

(b)                                 Value before income taxes payable as a result of exercise.

Other

On November 1, 2000 the Company was served with a complaint that purported to be a shareholder derivative action against our Board of Directors and certain of our current and former executive officers, as well as us (as a nominal defendant).  The complaint alleged breach of fiduciary duty and waste of corporate assets.  The action is captioned Mark Zimmerman v. Richard Braddock, J. Walker, D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas, N. Peretsman, and priceline.com Incorporated, 18473-NC (Court of Chancery of Delaware, County of New Castle, State of Delaware).  On February 6, 2001, all defendants moved to dismiss the complaint for failure to make a demand upon the Board of Directors and failure to state a cause of action upon which relief can be granted.  Pursuant to a stipulation by the parties, an amended complaint was filed on June 21, 2001.  Defendants renewed their motion to dismiss on August 20, 2001, and plaintiff served his opposition to that motion on October 26, 2001.  Defendants filed their reply brief on January 7, 2002.  On December 20, 2002, the Court granted defendants’ motion without prejudice.  On April 25, 2003, a second amended complaint, adding H. Miller, was filed and a motion seeking leave of court to file the second amended complaint was filed on July 28, 2003.  That motion has been fully briefed.  The Court has yet to rule on the motion; oral argument is scheduled for May 9, 2005.  The Company intends to defend vigorously against this action.  We are unable to predict the outcome of the suit or reasonably estimate a range of possible loss, if any.

On November 7, 2003, the Company was served with a complaint that purported to be a shareholder derivative action against our Board of Directors and certain of our current and former executive officers, as well as us (as a nominal defendant).  The complaint alleged, among other things, breach of fiduciary duty, waste of corporate assets and misappropriation of corporate information.  The claims in the complaint appear to be substantially repetitive of the claims pending in the derivative action in Delaware which is described above.  The action is captioned Don Powell v. Richard S. Braddock, Jay S. Walker, Daniel H. Schulman, Paul A. Allaire, Ralph M. Bahna, Paul J. Blackney, William E. Ford, Marshall Loeb, N. J. Nicholas, Jr., Nancy B. Peretsman, and Heidi G. Miller and priceline.com Incorporated (Superior Court, Judicial District of Stamford/Norwalk, State of Connecticut).  On January 28, 2004, defendants Blackney, Nicholas, Peretsman and Loeb moved to dismiss the complaint for lack of personal jurisdiction.  On January 29, 2004, defendant Miller moved to dismiss the complaint for lack of personal jurisdiction and for insufficient service of process.  On February 27, 2004, defendants Braddock, Walker, Schulman, Allaire, Bahna, Blackney, Loeb, Nicholas, Peretsman, Miller and priceline.com moved to dismiss the complaint for lack of subject matter jurisdiction and defendants Braddock and Schulman also moved to dismiss the complaint for lack of personal jurisdiction and insufficient service of process.  At a hearing on May 3, 2004, the Court stated that it would not rule on the pending motions until the pending motions in the Delaware action described above are decided.  The Court conducted a subsequent status conference on January 10, 2005 at which it requested that the parties report back no later than March 15, 2005 on the status of the Delaware derivative suit.  On March 15, 2005, the parties informed the Court that the hearing on the pending motions in the Delaware derivative suit had been postponed and that they would report back to the Court after the hearing had taken place.  The Company intends to defend vigorously against this action.  We are unable to predict the outcome of this suit or reasonably estimate a range of possible loss, if any.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company has employment agreements with each of the named executive officers.  The agreements are of varying duration and generally provide for minimum annual base salaries.  In addition, most of the agreements provide that each executive will be eligible to participate at a level commensurate with his position in the Company’s annual bonus and long-term compensation plans generally made available to the Company’s senior executives, and to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.

Mr. Boyd

Termination without “Cause” or for “Good Reason”(No “Change in Control”).  In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” (as defined in the agreement with Mr. Boyd) or by Mr. Boyd for “Good Reason” (as defined in the agreement), in either case other than during the three-year period following a “Change in Control” of the Company (as defined in the agreement), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 24-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for two years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company;

(4) the portion of any outstanding Company stock options held by Mr. Boyd that would have otherwise vested with the passage of time during the one-year period following his termination of employment had he remained employed with the Company will be immediately vested, and each outstanding vested Company stock option held by Mr. Boyd will remain exercisable until the earlier of eighteen months following the date of termination of employment or the expiration of the option’s original term; and

(5) each outstanding grant of restricted stock held by Mr. Boyd will deemed to be vested on a pro-rata basis based on the time of the applicable restricted period that has elapsed through the date of his termination of employment, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the restricted stock grant.

Termination without “Cause” or for “Good Reason” (“Change in Control”). In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” or by Mr. Boyd for “Good Reason,” in either case during the three-year period following a “Change in Control” of the Company (including any such termination of employment prior to a “Change in Control” at the request of a third party effecting the “Change in Control”), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) a lump sum cash severance payment equal to three times his base salary and target bonus;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs;

(3) continuation for three years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) all outstanding Company stock options and restricted stock held by Mr. Boyd will be immediately vested, and all such Company stock options will remain exercisable until the earlier of 36 months following the date of termination of employment or the expiration of the option’s original term.

Treatment of May 2001 Options.  The agreement with Mr. Boyd provides that the options to acquire 266,666 shares of the Company’s common stock that were granted in May 2001 will expire eighteen months after the termination of Mr. Boyd’s employment as a result of his death or disability, termination by the Company without “Cause,” termination by Mr. Boyd for “Good Reason” or the Company’s failure to extend the term of the employment agreement (or 90 days after termination of Mr. Boyd’s employment as a result of a termination by the Company for “Cause,” termination by Mr. Boyd without “Good Reason” or Mr. Boyd’s failure to extend the term of the employment agreement), but in no event later than May 25, 2011.

Other.  Mr. Boyd’s employment agreement includes certain non-compete, non-solicitation and non-disparagement provisions.  In addition, subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and Mr. Boyd becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to him in an amount such that Mr. Boyd will be in the same after-tax economic position as if such excise tax were not imposed.  The agreement with Mr. Boyd also provides for certain alternative payment arrangements should any installment payments of severance result in the imposition of additional income tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

Messrs. Mylod, Rose, Soder and Millones

Termination without “Cause” or for “Good Reason”.  In the event of a termination of such executive’s employment by the Company without “Cause” (as defined in the respective agreement with the executive) or by such executive for “Good Reason” (as defined in the respective agreement), then such executive will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) two times (one time in the case of Mr. Millones) his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company, provided that, if such termination is after a “Change in Control” (as the term is defined in each such agreement) the period of benefit continuation will be twenty-four months.

Equity.  Agreements with Messrs. Mylod, Rose, Soder and Millones provide for the accelerated vesting of certain shares of restricted common stock granted to each such executive on February 1, 2005 in the event of a “Change in Control” of the Company.  In addition, pursuant to the terms of the grant of 33,333 shares of restricted common stock granted to Mr. Mylod in May 2003, the vesting of those shares will accelerate upon, among other things, a termination without “Cause” or termination for “Good Reason.”

The agreements with Messrs. Mylod and Rose also provide an eighteen (18) month period to exercise, in the case of Mr. Mylod, 83,333 fully vested stock options with an exercise price of $14.62, and, in the case of Mr. Rose, 45,833 fully vested stock options with an exercise price of $9.18, in the event of, among other things, a termination without “Cause,” for “Good Reason,” or in connection with a “Change of Control.”

Other.  Subject to certain limitations, if severance remuneration payable under the agreements with Messrs. Mylod, Rose and/or Soder is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and such executive becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to the executive in an amount such that such executive will be in the same after-tax economic position as if such excise tax were not imposed.  The agreement with Mr. Soder also provides for certain alternative payment arrangements should any installment payments of severance result in the imposition of additional income tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

The Company has three primary equity compensation plans: the 1997 Omnibus Plan, the 1999 Omnibus Plan, as amended, and the 2000 Employee Stock Option Plan (together, the “Plans”).  The Company no longer issues equity awards under the 2000 Employee Stock Option Plan.  Under the terms of each of the Plans, the Compensation Committee of the Board of Directors is granted broad authority to, among other things, grant equity awards and determine the terms, conditions and restrictions relating to those equity awards.  All stock options granted under the 2000 Employee Stock Option Plan provide for accelerated vesting in the event of a Change in Control (as defined in the 2000 Employee Stock Option Plan) and certain equity awards granted under the 1997 Omnibus Plan and 1999 Omnibus Plan, as amended, provide for the accelerated vesting of those equity awards in the event of a Change in Control (as defined in the relevant plan).

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Epstein, Guyette and Loeb.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company.  No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or the compensation committee of any other company, nor has such interlocking relationship existed in the past.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

We constitute the Compensation Committee of the Board of Directors of priceline.com Incorporated. The Compensation Committee’s membership is determined by the Board of Directors and is composed entirely of non-employee directors who are “independent,” as determined by the Board of Directors, within the meaning of the applicable requirements of the NASDAQ Stock Market.  We are responsible for, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company’s Chief Executive Officer, and reviewing and approving the compensation of all other “executive officers” of the Company.  The specific duties and responsibilities of the Compensation Committee are described in the charter of the Compensation Committee, which is available in the Investor Relations section of the Company’s website (www.priceline.com) under the Corporate Governance tab.

The Compensation Committee meets at scheduled times during the year, and it also considers and takes actions by written consent.  The Chairman of the Compensation Committee reports on committee actions and recommendations at meetings of the Board of Directors.  The Company’s Legal and Human Resources Departments support the Compensation Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering priceline.com’s compensation programs.  In addition, the Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee.  In 2004, the Compensation Committee directly engaged an outside compensation consultant to assist the Compensation Committee in its review of compensation for executive officers.  The Compensation Committee held seven meetings during 2004.

Compensation Philosophy and Objectives

The goals of priceline.com’s compensation program are to align compensation with the Company’s and each executive’s business objectives and performance and to enable priceline.com to attract, retain and reward executive officers and other key employees who contribute to priceline.com’s long-term success and to motivate them to enhance long-term stockholder value.  Priceline.com’s compensation emphasizes equity-based incentive compensation through stock options or, in certain instances, restricted stock, and a bonus program tied to the company’s financial performance, rather than high levels of fixed cash compensation.

We worked with priceline.com’s senior executive officers and an outside compensation consultant to develop a compensation program designed to achieve these goals and we approved a compensation program that consists of a mix of salary, bonus and equity incentives.

Compensation Components

Base Salary. We met in January 2004 to review and approve each executive officer’s base salary for 2004.  When reviewing base salaries, we consider the following factors:  base salaries for comparable positions of a broad peer group, including companies similar in size and business, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience.  The relative importance of these factors varies, depending on the individual whose salary is being reviewed.

Bonuses.   In January 2004, we approved, and recommended to the Board of Directors for adoption, the priceline.com 2004 cash bonus plan (the “2004 Bonus Plan”) which, at the time of adoption, was applicable to all of the Company’s employees, including its executive officers (employees working for companies acquired during 2004 by priceline.com were not eligible to participate in the 2004 Bonus Plan).  The 2004 Bonus Plan established a potential bonus pool for the payment of year-end cash bonuses to employees based primarily on the Company’s 2004 financial performance.  Subject to the exception described below, the bonus pool would be funded only if the Company achieved “pro forma” net income per share in excess of a pre-established target, which target represented a significant improvement from the Company’s 2003 financial results(1).  As priceline.com met and exceeded the pre-established target, an increasing percentage of the 2004 bonus pool would fund.  Based on the terms of the bonus plan, the bonus pool funded first for the Company’s employees and then, only when higher earnings targets were achieved by the Company, for the Company’s senior executives.  Approximately twenty percent of the bonus pool would fund and be available for allocation of bonus payments if we determined, in our complete discretion, that, irrespective of the Company’s attainment of the pre-established “pro forma” net income per share targets during the course of 2004, certain non-financial goals were accomplished by the Company and/or individual employees during 2004.

Under the terms of the 2004 Bonus Plan, if and when the bonus pool funded, each participant would be eligible to receive a discretionary bonus based upon individually established performance goals.  In the case of the Company’s Chief Executive Officer, the individual performance goals were established by the Compensation Committee and the Board of Directors and largely reflected the Company’s overall 2004 objectives; in the case of the Company’s executive officers, the individual performance goals were established by the Chief Executive Officer and discussed with the Committee.  Each participating employee had a bonus target expressed as a percentage of base salary.  2004 bonus targets for executive officers, including the Chief Executive Officer, ranged from 30% to 50% of base salary.  Under the terms we established in January 2004, an individual’s target bonus could be adjusted (upward or downward) based on the extent to which specific management objectives were achieved (e.g., growing priceline.com’s hotel business, improving customer satisfaction, etc.), which included both financial and non-financial criteria.  The types and relative importance of the non-financial objectives varied among priceline.com’s executives depending upon their positions and the particular operations or functions for which they were responsible.

We met early in 2005 to review the Company’s 2004 financial performance and, based on that performance, approve the overall size of the bonus pool.  The Company’s 2004 financial performance exceeded the targets we had established at the beginning of the year and, as a result, the bonus pool was fully funded.  Based on the Company’s achievement of results that exceeded the pre-established targets and its overall strong performance during 2004 — one marked by strong business growth, international and domestic expansion, the successful transition of several services, most notably airline tickets, from niche Name Your Own Price® offerings to a full suite of opaque and published-price retail options and an increase in year-over-year gross travel bookings of more than 50%, making priceline.com the fastest growing major Internet travel reservation service in the U.S. — we authorized the Company to allocate an additional $300,000 to the bonus pool for the payment of bonuses(2).  The Company’s senior management then developed individual bonus recommendations, within the limits of amounts allocated to the pool, based on an evaluation of each executive’s individual performance and contribution to the business.  Bonuses were paid to our five most highly paid executive officers as shown in the Summary Compensation Table in this proxy statement.  We reviewed and approved the bonus amounts paid to each of the Company’s executive officers.

Bonuses under the 2004 Bonus Plan were paid to the Company’s employees in February 2005, with the exception of the Company’s executive officers, who were paid their bonuses in March 2005, after the Company filed its Form 10-K with the Securities and Exchange Commission and satisfied its obligations for 2004 under Section 404 of the Sarbanes-Oxley Act of 2002.

Stock Options.  Priceline.com’s stock option plans are designed to provide its employees and directors with an incentive that aligns their interests with those of priceline.com’s stockholders in achieving the Company’s long-term goals.  Stock options require priceline.com stock price appreciation in order for the employees or executives to realize any benefit, thus directly aligning their interests with the interests of stockholders.  Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in job responsibilities, scope or title.  Stock options under the option plans generally vest over a three-year period and expire ten years from the date of grant.  The exercise price of options granted under the plans is the fair market value of the Company’s common stock on the date of grant.

The number of stock options granted to each participant under the option plans is generally determined by guidelines reviewed by the Committee.  These guidelines combine several factors, including the performance and salary level of each participant as well as the market price of the stock at the time of grant.

In 2004, we recommended to the Board of Directors that the Company seek stockholder approval to increase the number of shares available for grant under the Company’s 1999 Ominbus Plan, which is the Company’s primary stock option plan, by two million shares.  As of November 30, 2004, there were less than 150,000 shares of priceline.com common stock available for future grants under the 1999 Omnibus Plan.  In the past, priceline.com has constructively utilized equity grants to reward, retain and recruit key employees.  In addition, the constructive use of equity grants has increased the Company’s strategic flexibility and been a fundamental component of the Company’s recent growth.  For example, priceline.com’s ability to grant equity incentives to certain key employees of Active Hotels Ltd., the U.K. based on-line travel company acquired in September 2004, was critical to the Company’s ability to acquire Active Hotels and retain and motivate all members of their senior management.  In January 2004, at a special meeting of priceline.com’s stockholders,

priceline.com’s 1999 Omnibus Plan was amended to increase the maximum number of shares of priceline.com common stock available for grant under the 1999 Omnibus Plan by two million shares.

The Company no longer intends to make equity grants under the 2000 Employee Stock Option Plan, which was adopted in connection with the implementation of the Company’s turnaround plan in the fall of 2000, as the 2000 Employee Stock Option Plan was not a stockholder approved plan.

Restricted Stock.  In certain instances, we make restricted stock grants to employees to provide strong incentives for continued superior services.  We believe that grants of restricted stock are effective incentives for our superior performers to remain with the Company and that incentive can be more consistent during periods of volatility in our share price.  During 2004, we did not make any grants of restricted stock to employees or executive officers.  In January 2005, we authorized a broad-based grant of restricted stock to the Company’s employees in connection with the Company’s annual 2005 compensation program.

Stock Ownership Guidelines

The Company does not have formal stock ownership guidelines for its executive officers.  However, in February 2005, the Company’s Chief Executive Officer and Chief Financial Officer voluntarily agreed to hold 200,000 and 100,000 shares, respectively, of priceline.com common stock and/or vested stock options, as long as they were employed by the Company.

Personal Benefits

The Company does not maintain any material perquisites for senior executives such as company cars or country club memberships.  The Company’s health care and other insurance programs are the same for all eligible employees, including senior executive officers.

2004 Compensation for the Chief Executive Officer

For 2004, we paid Mr. Boyd $300,380 in base salary.  We also paid him a cash bonus of $300,000, due to the Company’s performance, which exceeded earnings targets established by the Compensation Committee at the time it established the 2004 bonus plan.  In addition, in February 2004, we granted Mr. Boyd 150,000 stock options that vest over a three-year period.  As discussed above, we believe that stock options, when used judiciously, are an effective incentive and retention tool and contribute to long-term stockholder value by linking executive pay to the performance of the Company’s stock price.

We considered this level of pay, bonus and long-term equity incentives appropriate given the Company’s success, under his leadership, in exceeding its 2004 net income targets and growing 2004 gross travel bookings by more than 50%, making priceline.com the fastest growing major Internet travel reservation service in the U.S.  In addition, we considered Mr. Boyd’s total compensation appropriate given the Company’s strong business growth over the past few years, international and domestic expansion, and the successful transition of several services, most notably airline tickets, from niche Name Your Own Price® offerings to a full suite of opaque and published-price retail options.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986 limits deductions for federal income tax purposes to $1 million of compensation paid to certain named executive officers in a taxable year.  Compensation above $1 million may be deducted if it is “performance-based compensation.”  We do not expect this limitation to affect the Company in 2005.  The Company reserves the right to utilize compensation plans which will not qualify as “performance-based compensation” and for which deductibility will be so limited.

Compensation Committee

Jeffrey E. Epstein (Chairman)
James M. Guyette(3)
Marshall Loeb

(1) Pro forma net income per share excludes the after-tax effects of non-cash amortization expense of acquisition-related intangibles (primarily associated with the 2004 acquisitions of Active Hotels Ltd. and Travelweb LLC), stock based compensation expense, option payroll tax expense, minority interest benefit and the payment of non-cash preferred stock dividends.  Pro forma net income per share is not defined under generally accepted accounting principles and is not deemed an alternative to measure performance under GAAP.

(2) Gross travel bookings refers to the total dollar value, inclusive of taxes and fees, of all travel products purchased by consumers.

(3) Mr. Guyette joined the Compensation Committee in July 2004.

Performance Measurement Comparison

The following graph shows the total stockholder return through December 31, 2004 of an investment of $100 in cash on December 31, 1999 for priceline.com common stock and an investment of $100 in cash on December 31, 1999 for (i) the NASDAQ National Market Index and (ii) the Coredata Group Index (formerly Media General Internet Software and Services Index).  The Coredata Group Index is an index of stocks representing the Internet industry, including Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance.  All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

Measurement Point	priceline.com Incorporated	Coredata Group Index	NASDAQ Market Index
1999	100.00	100.00	100.00
2000	2.77	22.12	62.85
2001	12.29	14.92	50.10
2002	3.38	10.00	34.95
2003	6.30	20.01	52.55
2004	8.30	25.22	56.97

In the second half of 2000, priceline.com experienced a decrease in the momentum of its business as a result of a number of events.  As a result, the Company formulated a turnaround plan with the intention of increasing the Company’s operating efficiencies and refocusing its business and resources principally on its core travel services.  An investment of $100 in cash on January 2, 2001 in (a) priceline.com common stock, (b) the NASDAQ National Market Index and (c) the Coredata Group Index would be worth approximately $279, $95 and $114, respectively, on December 31, 2004.

Certain Relationships and Related Transactions

The information set forth below also reflects a 1.25-for-one stock split of the common stock on March 26, 1999 and a one-for-six reverse stock split effected on June 16, 2003.

Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited

Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, owned approximately 32% of the Company’s outstanding common stock as of March 31, 2005 and have the right to appoint three representatives to the Board of Directors.  Ian F. Wade and Dominic Kai Ming Lai are Hutchison Whampoa Limited’s representatives on the Board of Directors and Edmond Tak Chuen Ip is Cheung Kong (Holdings) Limited’s representative on the Board of Directors.  Mr. Ip is not standing for re-election; however, Cheung Kong (Holdings) Limited retains its right to appoint an additional director in the future.

In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company’s services to several Asian markets.  Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-Priceline Limited.  Hutchison-Priceline Limited reimburses the Company for the cost of services provided and is required to pay the Company a licensing fee for any year in which Hutchison-Priceline Limited achieves profitability.  The Company and Hutchison Whampoa Limited currently own approximately 15% and 85%, respectively, of the outstanding equity securities of Hutchison-Priceline Limited.  Jeffery H. Boyd, the Company’s President and Chief Executive Officer, is priceline.com’s representative on the board of directors of Hutchison-Priceline Limited.

In May 2004, the Company filed a shelf registration statement with the Securities and Exchange Commission covering up to 10 million shares of priceline.com common stock held by Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited.

Pricelinemortgage.com

The Company offers home financing services through pricelinemortgage.com, a broker and/or lender of residential mortgage loans that utilizes the Company’s Name Your Own Price® business model.  The Company owns a 49% equity interest in pricelinemortgage.com and holds two seats on its board of directors.  Pricelinemortgage.com is controlled by EverBank, a federally chartered savings association supervised by the Office of Thrift Supervision and a wholly owned subsidiary of EverBank Financial Corp.  EverBank Financial Corp provides management services to pricelinemortgage.com, including the procurement of personnel and office space and assistance in obtaining regulatory approvals.  At December 31, 2004, the carrying value of the Company’s investment in pricelinemortgage.com was $9.4 million.  The Company earned advertising fees from pricelinemortgage.com of approximately $100,000 in 2004.  Robert J. Mylod Jr., the Company’s Chief Financial Officer, is a director of, and an investor in, EverBank Financial Corp, the parent company of EverBank, as well as a director of EverBank.  In 1997, Mr. Mylod invested $50,000 in Alliance Capital Partners Inc., the predecessor entity to EverBank Financial Corp and his investment represents less than 1/10th of one percent of EverBank Financial Corp’s outstanding common stock.

Allen & Company LLC

On July 31, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $40 million of the Company’s common stock from time to time in the open market or in privately negotiated transactions.  The Company has repurchased approximately 1.6 million shares of its common stock as part of its stock repurchase program.  In connection with the repurchase, Allen & Company LLC has acted as the Company’s broker and received commissions in connection with their services.  During 2004, the Company did not repurchase any of its stock and no commissions were paid to Allen & Company LLC.  In addition, from time to time, Allen & Company LLC has advised the Company on certain financial and strategic issues.  Nancy B. Peretsman is a Managing Director and Executive Vice President of Allen & Company LLC.

Club Quarters

Ralph Bahna has been a stakeholder in and President of Masterworks Development Corp., a general partnership founded to develop an international group of hotels named Club Quarters, since 1992.  During the year ended December 31, 2004, priceline.com and Travelweb customers purchased hotel room nights offered by Club Quarters.  The room nights sold by Club Quarters to priceline.com and Travelweb customers during 2004 represented approximately 0.36% of the total “merchant” hotel room nights sold by all hotel suppliers through priceline.com during 2004.  Club Quarters received approximately $2,128,548 in connection with the sales of hotel room nights through priceline.com and Travelweb in 2004, which represented significantly less than five percent of Masterwork Development Corp.’s consolidated gross revenues in 2004.

Other Transactions

The Company has granted registration rights to certain stockholders and warrant holders, including Mr. Braddock, the Company’s former Chairman, Jay S. Walker, priceline.com’s founder, and certain affiliates of Mr. Walker including Walker Digital and The Jay S. Walker Irrevocable Credit Trust, investment entities affiliated with General Atlantic Partners, LLC, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited.  Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to registration rights.  Additional shares acquired by these individuals or entities while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements.  In addition, the holders of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files.  Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933.  All registration expenses incurred in connection with the above registrations will be borne by the Company.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

We have selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.  We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Deloitte & Touche LLP has audited our financial statements since July 1997.  We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of our independent registered public accounting firm.  However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year, if we determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.  The Board of Directors recommends a vote FOR Proposal 2.

Report of the Audit Committee of the Board of Directors

The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of its independent registered public accounting firm.  The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.  The specific duties and responsibilities of the Audit Committee are described in the charter of the Audit Committee, which is available in the Investor Relations section of the Company’s website (www.priceline.com) under the Corporate Governance tab.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that Howard W. Barker, Jr. is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  The Audit Committee’s responsibility is to oversee and review these processes.   The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the system of internal control.

The Audit Committee met twelve times in 2004.

Review and Discussions with Management

The Audit Committee has reviewed and discussed priceline.com’s audited financial statements for the three years ended December 31, 2004 with management.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com’s financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte & Touche LLP its independence with respect to priceline.com.  In addition, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining their independence.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with Deloitte & Touche LLP without the presence of the Company’s management.

Conclusion

Based on the review and discussions referred to above, and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended to priceline.com’s Board of Directors that priceline.com’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Howard W. Barker, Jr., Chairman
Jeffrey E. Epstein
Patricia L. Francy

Auditor Independence

Deloitte & Touche LLP are the Company’s independent registered public accounting firm. The aggregate fees billed for professional services by Deloitte & Touche LLP in 2004 and 2003 were as follows:

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements included in Form 10-K, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls as of December 31, 2004, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were $1,241,172 for the year ended December 31, 2004 and $660,145 for the year ended December 31, 2003.

Audit Related Fees.  The aggregate fees billed for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of priceline.com’s financial statements and are not reported under “Audit Fees” above were $95,050 for the year ended December 31, 2004 and $94,411 for the year ended December 31, 2003.   Audit Related services included services for matters such as audits of employee benefit plans and statutory audits in the United Kingdom.

Tax Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were $596,809 for the year ended December 31, 2004 and $546,206 for the year ended December 31, 2003.  Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP for other services rendered during the year ended December 31, 2004.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for products and services not described above were $59,590 for the fiscal year ended December 31, 2003.  Other services during 2003 were to perform procedures agreed upon by priceline.com and one of its credit card vendors to ensure compliance with certain contractual requirements.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche LLP.  All audit related services, tax services and other services must be pre-approved by the Audit Committee.  In accordance with the Company’s policy and applicable SEC rules and regulations, the Audit Committee or its Chairperson pre-approves services provided to the Company by Deloitte & Touche LLP (“Auditor Services”).  Pre-approval is detailed as to the particular service or category of services.  If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting.  Deloitte & Touche LLP and management periodically report to the Audit Committee regarding the extent of the Auditor Services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees for the Auditor Services performed to date.  All audit related services, tax services and other services described above were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Report of the Nominating and Corporate Governance Committee

Priceline.com’s Board of Directors established a Nominating Committee in January 2004 and, in April 2004, gave the committee additional responsibility for oversight of corporate governance matters.  The Nominating and Corporate Governance Committee is comprised of four “independent” Directors (as determined by priceline.com’s Board of Directors, based on the rules of the NASDAQ Stock Market, Inc.) and operates pursuant to a written charter which is available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.  The Nominating and Corporate Governance Committee’s primary purposes are to:  (a) identify individuals believed to be qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, and to select, or recommend to the Board of Directors, the nominees to stand for election as directors at the annual meeting of stockholders; (b) identify members of the Board of Directors qualified to fill vacancies on any committee of the Board of Directors (including the Nominating and Corporate Governance Committee) and to recommend that the Board of Directors appoint the identified member or members to the respective committee; (c) assess whether candidates to join the Board of Directors would be “independent” under the rules of the NASDAQ Stock Market, Inc.; (d) establish procedures to receive prompt notification of changes in a director’s circumstances that may affect his or her qualifications or independence as a director and review such information and make recommendations as deemed appropriate; (e) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and to review and consider the effectiveness of those principles at least once a year; (f) review, at least annually, priceline.com’s Code of Business Conduct and Ethics and, if appropriate, make recommendations to the Board of Directors of suggested modifications or changes; and (g) assist management in the preparation of the disclosure in priceline.com’s proxy statement regarding the operations of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee held seven meetings during 2004.  During 2004, the Nominating and Corporate Governance Committee conducted a search for an additional “independent” director and, with the help of an outside search firm, evaluated potential candidates in accordance with the criteria set forth under “Selection of Directors – Criteria for Nominations and Appointments” in priceline.com’s Corporate Governance Principles.  In December 2004, the Nominating and Corporate Governance Committee unanimously recommended to the Board of Directors that an offer be extended to Craig W. Rydin, the Chairman and Chief Executive Officer of The Yankee Candle Company, Inc., who joined the Board of Directors in January 2005.  The Nominating and Corporate Governance Committee approved and recommended to the Board of Directors the nine director nominees currently standing for re-election at the Annual Meeting.

In the first quarter of 2004, the Nominating and Corporate Governance Committee adopted and recommended to the Board of Directors the committee’s charter and the Company’s Corporate Governance Principles, each of which were unanimously adopted.  The Nominating and Corporate Governance Committee conducted an evaluation of its own performance during 2004, as is required annually by the Nominating and Corporate Governance Committee Charter, and designed and oversaw a self-evaluation of the Board of Directors and the Compensation and Audit Committees.  The Nominating and Corporate Governance Committee also reviewed both the long-term and emergency succession plans for the Chief Executive Officer.

In January 2005, the Nominating and Corporate Governance Committee reviewed priceline.com’s Corporate Governance Principles and the Nominating and Corporate Governance Committee’s Charter, and recommended to the Board of Directors that no amendments be made to these documents at such time.  Each of these documents is available on the Investor Relations/Corporation Governance section of priceline.com’s Web site located at http://www.priceline.com.

The Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined, in April 2005, that each of Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, Patricia L. Francy, James M. Guyette, Marshall Loeb and Craig W. Rydin is “independent” within the meaning of the rules of the NASDAQ Stock Market, Inc. and, in the case of the Audit Committee members, the rules of the Securities and Exchange Commission as well.

During 2004, the Nominating and Corporate Governance Committee performed all of its duties and responsibilities under the Nominating and Corporate Governance Committee Charter.

Nominating and Corporate Governance Committee

James M. Guyette, Chair
Patricia L. Francy
Ralph M. Bahna(1)
Howard W. Barker, Jr.

(1) Mr. Bahna joined the Nominating and Corporate Governance Committee in July 2004.

Statement of Corporate Governance

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments.  As part of those efforts, the Company reviews new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NASDAQ Stock Market.  The Company implements other corporate governance practices that it believes are in the best interest of the Company and its stockholders. The Company’s corporate governance principles, Code of Business Conduct and Ethics and the charters for the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.

Five members of the Company’s Board of Directors, representing a majority of directors nominated for re-election, are “independent,” as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The independent directors conduct at least two regularly scheduled executive sessions each year.  Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is “independent” within the meaning of the rules of the SEC and the NASDAQ Stock Market.  The charter of each Committee conforms to the applicable NASDAQ Stock Market standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant.  Each of the committees may from time to time consider revisions to their respective charters to reflect evolving best practices.

The Company has adopted a Code of Business Conduct and Ethics and requires all employees to adhere to the Code of Business Conduct and Ethics in discharging their work-related responsibilities.  In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.  A description of these procedures is available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.  Stockholders may contact any of the Company’s directors, a committee of the Board of Directors, the Board of Directors’ non-employee directors as a group, or the Board of Directors as a whole by writing to them c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut 06854.  Communications received in this manner will be handled in accordance with procedures developed and approved by a majority of the Company’s “independent” directors.

The Nominating and Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors.  In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Selection of Directors — Nominations and Appointments” in our Corporate Governance Principles, namely: (i) highest personal and professional ethics and integrity; (ii) relevant business, professional or managerial skills and experience (including team-building and communication skills) useful to the oversight of the Company’s business; (iii) demonstrated leadership skills through involvement in business, professional, charitable or civic affairs; (iv) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (v) ability and willingness to commit adequate time to fulfilling Board and committee duties and responsibilities; (vi) ability and willingness to exercise independent judgment, ask probing questions and express tough opinions; (vii) the fit of the individual’s expertise, skills, knowledge, experience and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and (viii) diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of priceline.com and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth.  Outside consultants may also be employed to help in identifying candidates.  Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairperson of the Nominating and Corporate Governance Committee, or his or her designee, enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2006 Annual Meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our By-laws, to the Secretary of our Board of Directors, c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut, no earlier than March 3, 2006 and no later than April 2, 2006.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Board Of Directors recommends a vote FOR each of the nominees for director listed below. The Board Of Directors recommends a vote FOR Proposal 2.							Please Mark Here for Address Change or Comments	☐

							SEE REVERSE SIDE

							FOR	AGAINST	ABSTAIN
Proposal 1:	To elect nine directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.				Proposal 2:	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2005.	☐	☐	☐
Nominees:	01	Jeffery H. Boyd	02	Ralph M. Bahna
	03	Howard W. Barker, Jr.	04	Jeffrey E. Epstein	FOR all nominees	WITHHOLD	Choose MLinkSM for fast, easy and secure 24/7
	05	James M. Guyette	06	Dominic Kai Ming Lai	listed (except as	AUTHORITY
	07	Nancy B. Peretsman	08	Craig W. Rydin	marked to	to vote for all	online access to your future proxy materials,
	09	Ian F. Wade			the contrary)	nominees listed	investment plan statements, tax documents and
					☐	☐	more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step
							instructions will prompt you through enrollment.

To withhold authority to vote for any nominee, write that nominee’s name below:							TO HELP OUR PREPARATIONS FOR THE MEETING, PLEASE CHECK HERE IF YOU PLAN TO ATTEND		☐

						PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE U.S.

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Signature					Signature			Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

Electronic versions of the priceline.com Incorporated Annual Report and
Proxy Statement are available at www.priceline.com under Investor Relations.

If you have not received printed copies of the Annual Report and Proxy
Statement along with this proxy card, you indicated your consent on last year’s proxy card to no longer receive these materials.

priceline.com Incorporated

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2005

The undersigned hereby appoints ROBERT J. MYLOD JR. and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated to be held on Wednesday, June 1, 2005, at 2:00 p.m. local time, at The Norwalk Inn & Conference Center, 99 East Avenue, Norwalk, Connecticut 06851, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE